UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 21, 2008

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K filed on May 20, 2008, the Board of Directors of Lexmark International, Inc. (the “Company”) approved the repurchase of an additional $750 million of its Class A Common Stock, raising its share repurchase authority to approximately $1 billion at that time.  After entering into the transaction described below, the Company now has approximately $506 million of share repurchase authority remaining.

After the close of the markets on October 21, 2008, the Company entered into an accelerated share repurchase agreement (“ASR Agreement” or “Agreement”) with Bank of America, N.A. (“Bank of America”).  Pursuant to the terms of the ASR Agreement, the Company will purchase $100 million of the outstanding shares of its Class A Common Stock from Bank of America.  The Agreement requires Bank of America to deliver to the Company on October 24, 2008, 3,306,107 shares, equal to 85 percent of the shares that would be repurchased at a price of $25.71, the closing price of the Company’s Class A Common Stock on October 21, 2008.  The number of shares to be delivered to the Company by Bank of America under the Agreement shall be adjusted based on a discount to the average of the daily volume weighted average price of the Company’s Class A Common Stock during the term of the Agreement.  If the number of shares to be delivered to the Company is less than the initial delivery of shares by Bank of America, the Company may be required to remit shares or cash to Bank of America as a result of such adjustment.  The share repurchases are expected to be completed during the fourth quarter of 2008.  The payment of $100 million by the Company to Bank of America for the repurchase of shares will be funded from available cash.

The preceding description of the ASR Agreement does not purport to be a complete description and is qualified in its entirety by the ASR Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description of Exhibit

	10.1	Accelerated Share Repurchase Agreement, dated as of October 21, 2008, by and between the Company and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

October 22, 2008	By:	/s/John W. Gamble, Jr.
John W. Gamble, Jr.
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Accelerated Share Repurchase Agreement, dated as of October 21, 2008, by and between the Company and Bank of America, N.A.